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                                                                      EXHIBIT 12
                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                         (IN MILLIONS EXCEPT FOR RATIOS)



                                                           1998            1997            1996           1995             1994
                                                       -------------    -----------     -----------    ------------    -------------
Earnings available for fixed charges:
  Net income (loss)                                      $131.9           $ (50.9)        $ 102.7        $ 100.8         $  91.5
Add:
  Income taxes (benefit)                                   74.3              (5.5)           54.4           47.6            48.8
  Share of affiliates' earnings, net of
      distributions received                               13.5              40.7             8.0            6.5             3.7
  Interest on indebtedness and amortization of
      debt discount and expense                           234.9             222.4           202.8          170.1           148.2
  Amortization of capitalized interest                      1.4               1.4             3.7            1.1             1.1
  Portion of rents representative of interest
      factor (deemed to be one-third)                      66.3              62.2            56.7           43.9            37.9
                                                       -------------    -----------     -----------    ------------    -------------

Total earnings available for fixed charges               $522.3            $270.3          $428.3         $370.0          $331.2
                                                       =============    ===========     ===========    ============    =============

Preferred stock dividends                              $      .1         $    6.6         $  13.2        $  13.2         $  13.3
Ratio to convert preferred dividends to
  pretax basis (A)                                        184%              107%            173%           169%            171%
                                                       -------------    -----------     -----------    ------------    -------------

Preferred dividends on pretax basis                          .2               7.1            22.8           22.3            22.7

Fixed charges:
  Interest on indebtedness and amortization of
      debt discount and expense                           234.9             222.4           202.8          170.1           148.2
  Capitalized interest                                      3.3               2.5             6.8            6.2             3.0
  Portion of rents representative of interest
      factor (deemed to be one-third)                      66.3              62.2            56.7           43.9            37.9
                                                       -------------    -----------     -----------    ------------    -------------

Combined fixed charges and preferred
  stock dividends                                        $304.7            $294.2          $289.1         $242.5          $211.8
                                                       =============    ===========     ===========    ============    =============


Ratio of earnings to combined fixed charges and
  preferred stock dividends (B)                         1.71x            .92x (C)          1.48x          1.53x           1.56x

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(A)  To adjust preferred dividends to a pretax basis, income (loss) before income taxes and share of affiliates' earnings is divided by income (loss) before share of affiliates' earnings.

(B) The ratios of earnings to combined fixed charges and preferred stock dividends represent the number of times "fixed charges and preferred stock dividends" were covered by "earnings." "Fixed charges and preferred stock dividends" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, and dividends on preferred stock adjusted to a pretax basis. "Earnings" consist of consolidated net income (loss) before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.

(C)  In 1997, net loss included restructuring charges of $162.8 million.
     Excluding the charges, the "ratio of earnings to combined fixed charges and preferred stock dividends" was 1.66x.



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